EXHIBIT 10.4
January 23, 2006
Dan Files
Dear Dan:
We are pleased to extend to you an offer to join the West Coast Bank team as our Relationship Manager IV, with the Salem Commercial Real Estate Group, pay grade 17. Your anticipated start date is subject to the successful acquisition of Mid Valley Bank. The following offer will be void should the merger be cancelled for any reason.

☐	Monthly base salary of $7,500.00, to be paid on the fifteenth and the final day of each month

¡	Vacation will accrue at the rate of 13.33 hours monthly (4 weeks annually).

¡	Corporate title of Vice President

¡	Retention bonus in the amount of $50,000 to be payable in four installments as shown below:

$12,500.00 payable with first regular payroll deposit;

$12,500,00 payable with first regular payroll period following 90-days of employment;

$12,500.00 payable with first regular payroll period following 9 months of employment;

$12,500.00 payable with first regular payroll period following 1 year of employment.

¡	If you accept this offer of employment with West Coast Bank, the Board of Directors of West Coast Bancorp (“Board”) will be asked to consider granting you an option to purchase $10,000 dollars worth of West Coast Bancorp common stock and $5,000 dollars worth of Restricted Stock. This grant will be subject to (1) your being employed with West Coast Bank through the date of grant, (2) approval by the Board, and (3) the terms of West Coast Bancorp’s 2002 Stock Incentive Plan. The option exercise price will be the fair market value, as determined by the Board, on the date of grant, which will be a date chosen by the Board after 90 days of the start of your employment and as soon as administratively feasible. At the Board’s discretion, the option may be subject to a vesting schedule and may not be exercisable upon grant. The option will be considered an incentive stock option.

¡	Eligibility date for participation in the company health benefits will be determined upon successful acquisition of Mid-Valley Bank.

¡	Eligible to participate in the Commercial Banking Incentive plan from date of change in control.

¡	One-year change in control agreement with a sunset clause subject to board approval.

¡	Sabbatical payment: In addition, if you voluntarily leave within 1 year of successful completion of the merger we will pay an additional $125,000.00 payable one year from your termination date provided that during this one year period you abide by the following conditions; a. no solicitation of customers, b. no solicitation of employees, c. not accept any employment with a lending institution in Woodburn or within 50 miles of Woodburn, Oregon.
You will, of course, abide by the policies of West Coast Bancorp and/or any Affiliate (known as the Company). You understand that your employment and compensation can be terminated at any time, with or without cause, and with or without notice, at the option of either the Company or yourself. You also understand that no representative of the Company has any authority to enter into any agreement for any specified period of time or to assure you of any future positions, benefits, or terms except in an individual written agreement signed by the President. Please initial here DF
Although we recognize your right to resign at anytime, if you resign prior to completing one year’s employment with us, you will be responsible for reimbursing West Coast Bank for a prorated amount of signing bonus at a rate of one-twelfth (1/12) for each full month left in the year.
You understand that no other representations or commitments have been made concerning our offer letter to you. Please initial here DF
If the terms of this offer are agreeable to you, please sign and date the bottom of this letter and return to me at P.O. Box 428, Salem, Oregon or by fax at 503-399-2926. Please keep a copy for your records. You may contact Xandra McKeown at 503-598-3251 if you have any questions, concerns or comments regarding this offer and to determine your start date.
Dan, we feel that you have a great deal to contribute to this company, and we look forward to having you on the West Coast Bank team. If I can be of further assistance, please feel free to call me at 503-598-3242.
Sincerely,
/s/ Cyndi Sparacio
Cyndi Sparacio
EVP/HR Director
1.  Terms subject to the successful acquisition of Mid Valley Bank.  DF
2.  Terms subject to satisfactory review of merger closing documents. DF
3.  Terms subject to satisfactory review and acceptance of MVB Board Bonus Plan. DF

Terms of Offer Accepted:	/s/ Daniel Files

Signature
January 27, 2006

Date

cc:	Robert Sznewajs/CEO
Xandra McKeown/EVP

{WEST COAST BANK LETTERHEAD}
January 30, 2006
Dan Files
Dear Dan:
This letter will serve as Addendum “A” to the offer letter dated January 23, 2006. You indicated acceptance of the offer letter on January 27, 2006 and included two additional terms not previously included in the original offer letter. This addendum will clarify the status of the two additional terms.
•	Terms subject to satisfactory review and acceptance of merger closing documents.
In evaluating your request to review and accept the merger documents as a condition of acceptance of employment with West Coast Bank, we find that these documents do not pertain to your employment and that they do not have an adverse impact on your employment and therefore request that you release this term.
•	Terms subject to satisfactory review and acceptance of MVB board bonus plan.
In reviewing your term that the agreement is subject to satisfactory review and acceptance of MVB board bonus plan we have been notified that MVB will provide at time of closing a check in the amount of $45,000.00 to satisfy this term. Therefore we again request that you release this term.
By signing below you indicate acceptance of the offer letter dated 1/23/06 and release of the two additional terms as described in Addendum “A” above.
Sincerely,
Cynthia J. Sparacio
EVP/HR Director

Terms of Offer Accepted:		/s/ Daniel Files

Signature

1/30/06

Date
cc:	Robert Sznewajs/CEO Xandra McKeown/EVP